Exhibit 4.1

AMENDMENT NO. 1

TO THE

ONCOSEC MEDICAL INCORPORATED

2011 STOCK INCENTIVE PLAN

This Amendment No. 1 to the OncoSec Medical Incorporated 2011 Stock Incentive Plan is effective as of April 15, 2013.

The Plan is hereby amended by amending and restating Section 3(a) to read as follows:

Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Nine Million (9,000,000) Shares.  The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.